Exhibit 4.2

ORIGIN BANCORP, INC.

Issuer

And

U.S. BANK NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 16, 2020

to

the Subordinated Indenture

Dated as of October 16, 2020

4.50% Fixed-to-Floating Rate

Subordinated Notes due 2030

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first supplemental indenture

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 16, 2020, between ORIGIN BANCORP, INC., a Louisiana corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee (“Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee will have executed and delivered a Subordinated Indenture dated as of the date hereof (the “Base Indenture” and, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, including by this Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time by the Company of its subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the Company desires to issue and sell on the date hereof Eighty Million Dollars ($80,000,000) aggregate principal amount of a new series of Securities of the Company designated as its 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”), and such issuance and sale have been authorized by resolutions duly adopted by the Board of Directors of the Company;

WHEREAS, the Company desires to establish the terms of the Notes under this Supplemental Indenture;

WHEREAS, the Company acknowledges that all things necessary to make this Supplemental Indenture a legal, binding and enforceable instrument, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the legal, binding and enforceable obligations of the Company in accordance with their terms and the terms of the Base Indenture, have been done; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the holders thereof (the “Holders” and each a “Holder”), it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I
SCOPE OF SUPPLEMENTAL INDENTURE

Section 1.01               Scope. This Supplemental Indenture constitutes an indenture supplemental to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions hereof and thereof are contained in one instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. Except as expressly amended by this Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Notes.

Article II
DEFINITIONS

Section 2.01               Definitions and Other Provisions of General Application. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

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(1)                 all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings assigned to them in the Base Indenture and include the plural as well as the singular; and;

(2)                 Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions (and, in the case of any defined term which is duplicated in Section 1.01 of the Base Indenture, by deleting the duplicate definition set forth in such Section 1.01 in its entirety):

“Additional Notes” has the meaning specified in Section 3.02(b).

“Administrative or Judicial Action” has the meaning specified in the definition of “Tax Event.”

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the Calculation Agent determines on or prior to the Reference Time for any Floating Rate Interest Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Floating Rate Interest Period and any subsequent Floating Rate Interest Periods. Notwithstanding the foregoing, if the Benchmark is less than zero, then the Benchmark shall be deemed to be zero.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	Compounded SOFR;
(2)	the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(4)	the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for Dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
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(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining rates with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;
(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of the date of the public statement or publication of information referenced therein and the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company or Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
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(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the Person appointed by the Company prior to the commencement of the Floating Rate Period (which may be the Trustee, the Company or any of its Affiliates) to act in accordance with Section 3.02(e).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate (which will be compounded in arrears with a look back and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Floating Rate Interest Period), and conventions for this rate being established by the Calculation Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:
(2)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent, giving due consideration to any industry-accepted market practice for Dollar-denominated floating rate securities, at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread of 432 basis points per annum.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Designated Senior Indebtedness” means any Senior Indebtedness that expressly provides that it is “designated senior indebtedness” for purposes of the Indenture, provided that the instrument, agreement or other document creating or evidencing such Senior Indebtedness may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness.

“DTC” means The Depository Trust Company and any successor organization thereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or any successor regulatory authority with jurisdiction over bank holding companies.

“Fixed Rate Interest Payment Date” has the meaning specified in Section 3.02(e)(i), and shall constitute an “Interest Payment Date.”

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“Fixed Rate Period” has the meaning specified in Section 3.02(e)(i).

“Floating Rate Interest Payment Date” has the meaning specified in Section 3.02(e)(ii), and shall constitute an “Interest Payment Date.”

“Floating Rate Interest Period” means the period from and including the immediately preceding Floating Rate Interest Payment Date in respect of which interest has been paid or duly provided for, to, but excluding, the applicable Floating Rate Interest Payment Date or Maturity Date or earlier Redemption Date, if applicable (except that the first Floating Rate Interest Period will commence on November 1, 2025).

“Floating Rate Period” has the meaning specified in Section 3.02(e)(ii).

“FRBNY’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source.

“IFA” means an independent financial advisor appointed by the Company.

“Interest Payment Date” has the meaning specified in Section 3.02(e)(ii).

“Interest Period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date for such period (or the Maturity Date or earlier Redemption Date, if applicable).

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the Calculation Agent for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means October 16, 2020.

“Maturity Date,” with respect to the principal of the Notes, has the meaning specified in Section 3.02(d), which date shall constitute the “Stated Maturity” thereof.

“Paying Agent” means any Person authorized by the Company, including the Company, to pay the principal of, or any premium or interest on, the Notes on behalf of the Company.

“Redemption Event” means, collectively, the occurrence of (i) a Tier 2 Capital Event, (ii) a Tax Event, or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).

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“Reference Time” with respect to any determination of the Benchmark during the Floating Rate Period means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

“Representative” means the (a) indenture trustee or other trustee, agent or representative for any Senior Indebtedness or (b) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (i) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required Persons necessary to bind such holders or owners of such Senior Indebtedness and (ii) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the FRBNY’s Website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (1) an amendment to or change (including any announced prospective amendment or change) in any law, statute, code or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (2) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); (3) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or (4) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of its subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge becomes publicly known on or after the Issue Date, resulting in more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion of tax counsel, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or any successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Rate Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including, without limitation, with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Floating Rate Interest Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Floating Rate Interest Period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

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“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (1) any amendment to, clarification of, or change in (including any announced prospective change), the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the Issue Date, (2) any proposed change in those laws, rules or regulations that is announced or becomes effective after the Issue Date, or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the Issue Date, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent), for purposes of the capital adequacy rules or regulations of the Federal Reserve (or any regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company, for so long as any Notes are outstanding.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Article III
FORM AND TERMS OF THE NOTES

Section 3.01               Form and Dating. The Notes shall be substantially in the form of Exhibit A, attached hereto. The Notes shall be executed on behalf of the Company by its Chief Executive Officer, its President, any Vice President or its Chief Financial Officer. The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Base Indenture as supplemented by this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02               Terms. The following terms relating to the Notes are hereby authorized and established:

(a)                 Title. The Notes shall constitute a series of Securities designated as the “4.50% Fixed-to-Floating Rate Subordinated Notes due 2030” and the CUSIP number is 68621T AA0, which series of Notes are unsecured and subordinated to the Senior Indebtedness of the Company as provided herein.

(b)                Principal Amount. The aggregate principal amount of the Notes initially issued that may be authenticated and delivered under the Indenture on the Issue Date shall be EIGHTY MILLION DOLLARS ($80,000,000). If no Event of Default has occurred and is continuing with respect to the Notes, the Company may, from time to time, without notice to or the consent of the Holders, create and issue additional notes pursuant to the Indenture ranking equally with the Notes and with identical terms in all respects (or in all respects except for the issue date, the offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes) (such notes, the “Additional Notes”) in order that such Additional Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes; provided, however, that a separate CUSIP number and ISIN number will be issued for any such Additional Notes unless such Additional Notes are fungible with the Notes for U.S. federal income tax purposes, subject to the procedures of DTC. The Notes and any Additional Notes shall constitute a single series under the Indenture. All references to the Notes shall include any Additional Notes, unless the context otherwise requires. No limit exists on the aggregate principal amount of the Additional Notes of this series of Notes that the Company may issue in the future.

(c)                 Person to Whom Interest Is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the applicable Persons as specified herein. Defaulted Interest may be paid to the person in whose name such Registered Security shall be registered upon the Security Register as provided in Section 2.05 of the Base Indenture.  However, interest that is paid on the Maturity Date will be paid to the Person to whom the principal is payable.

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(d)                 Maturity Date. The entire outstanding Principal of the Notes shall be payable on November 1, 2030 (the “Maturity Date”).

(e)                 Interest.

(i)                   The Notes will bear interest at a fixed rate of 4.50% per annum from and including October 16, 2020 to, but excluding, November 1, 2025, or earlier Redemption Date (the “Fixed Rate Period”).  Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2021 (each such date, a “Fixed Rate Interest Payment Date”). The last Fixed Rate Interest Payment Date shall be November 1, 2025, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date.

(ii)                 The Notes will bear a floating interest rate from and including November 1, 2025 to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset for each Interest Period in the Floating Rate Period, and the interest rate for each such Interest Period shall be equal to the then-current Benchmark for such Interest Period plus 432 basis points. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2026 (each such date, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, each an “Interest Payment Date”). The last Floating Rate Interest Payment Date shall be November 1, 2030, unless the Notes are earlier redeemed.  The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date. The Calculation Agent will provide the Company and the Trustee (if the Trustee is not then the Calculation Agent) with the interest rate in effect for each Interest Period during the Floating Rate Period promptly once available but in no event later than fifteen (15) days prior to any Floating Rate Interest Payment Date.

(iii)                The occurrence of a Benchmark Transition Event shall have the following effects:

(1)	If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any Floating Rate Interest Period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such Floating Rate Interest Period and all remaining Floating Rate Interest Periods. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.
(2)	Notwithstanding anything set forth in Section 3.02(e)(ii) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 3.02(e)(iii) will thereafter apply to all determinations of the Benchmark used to calculate the interest rate on the Notes for each Floating Rate Interest Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the amount of interest that will be payable for each Floating Rate Interest Period on the Notes will be an annual rate equal to the Benchmark Replacement plus 432 basis points.
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(3)	The Calculation Agent is expressly authorized to make certain determinations, decisions, and elections under the terms of the Notes, including with respect to the use of any Benchmark Replacement for the Floating Rate Period and under this Section 3.02(e)(iii). Any determination, decision, or election that may be made by the Company or by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate, or adjustment of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection (A) will be conclusive and binding on the Holders of the Notes, the Company (if the Company is not also the Calculation Agent) and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision, or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the Holders of the Notes or the Trustee or any other party. If the Calculation Agent fails to make any determination, decision, or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision, or election on the same basis as described above.
(4)	The Company (or the Calculation Agent) shall notify the Trustee (if the Trustee is not then also the Calculation Agent) in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes after a Benchmark Transition Event.
(5)	The Trustee (including in its capacity as Paying Agent), unless acting as the Calculation Agent, shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent (if the Trustee is not then also the Calculation Agent), as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or the Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee, unless acting as the Calculation Agent, shall be entitled to rely conclusively on all notices from the Company or the Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee, unless acting as the Calculation Agent, shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee, unless acting as the Calculation Agent, shall be entitled to rely conclusively on any determination made, and any instruction, notice, Officer’s Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind.
(6)	If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Three-Month Term SOFR or other applicable Benchmark at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period will be modified in accordance with this Section 3.02(e)(iii).
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(iv)               The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date). Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(v)                 The Company shall take such commercially reasonable actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate the applicable Benchmark in respect of each Floating Rate Period. The calculation of the applicable Benchmark for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be conclusive and binding upon the beneficial owners and the Holders of the Notes, the Company (if the Company is not also the Calculation Agent) and the Trustee. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments, for any Floating Rate Interest Period, will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee (if the Trustee is not also the Calculation Agent). The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such series. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent and the foregoing provisions shall apply to the Company in its role as the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent. By its acquisition of the Notes, each Holder (including, for the avoidance of doubt, each beneficial owner) acknowledges, accepts, consents to and agrees to be bound by the Company’s and the Calculation Agent’s determination of the interest rate for each Floating Rate Interest Period, including the Company’s and the Calculation Agent’s determination of any Benchmark Replacement Conforming Changes, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, and Benchmark Transition Event, including as may occur without any prior notice from the Company or the Calculation Agent and without the need for the Company or the Calculation Agent to obtain any further consent from any Holder.

(vi)               The Company shall give written notice of the appointment of any Calculation Agent to the Trustee unless the Trustee is appointed as the Calculation Agent. The Company (or its Calculation Agent) shall notify the Trustee (if the Trustee is not also the Calculation Agent) in writing upon a Benchmark Transition Event, of a Benchmark Replacement, any Benchmark Replacement Adjustment and of other items affecting the interest rate on the Notes after a Benchmark Transition Event.

(vii)              The Trustee (including in its capacity as Paying Agent), unless acting as the Calculation Agent, shall have no (1) responsibility or liability for (A) Three-Month Term SOFR, (B) selection of a Benchmark Replacement (including whether the conditions for the designation of such rate have been satisfied), (C) determination or calculation of a Benchmark Replacement, (D) determination of whether a Benchmark Transition Event has occurred or (E) any action or inaction of the Calculation Agent or any related party, and in each such case under clauses (A) through (E) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, or (2) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of Three-Month Term SOFR as described in the definition thereof, including as a result of the Company’s, IFA’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark Replacement. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent, unless acting as the Calculation Agent, regarding Three-Month Term SOFR or a Benchmark Replacement, including in regards to a Benchmark Transition Event.

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(f)               Place of Payment of Principal and Interest. So long as the Notes are issued in the form of one or more global securities, the Company shall make, or cause the Paying Agent to make, all payments of principal and interest on the Notes by wire transfer in immediately available funds to DTC or its nominee, in accordance with applicable procedures of DTC. If the Notes are not so issued, the Company may, at its option, make, or cause the Paying Agent to make, payments of principal and interest on the Notes by check mailed to the address of the Holder specified in accordance with Sections 3.02(e)(i) or (e)(ii) above.

(g)              Redemption. The Notes are not subject to redemption or prepayment at the option of the Holders.

The Notes shall be redeemable at the option of the Company, in whole or in part, beginning with the Interest Payment Date on November 1, 2025, and on any Interest Payment Date thereafter, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes at any time before the Maturity Date, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, upon the occurrence of a Redemption Event.

The Redemption Price shall equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article 3 of the Base Indenture shall apply to any redemption of the Notes. Any partial redemption will be made in accordance with DTC’s applicable procedures among all Holders. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state, in addition to the information specified in Article 3 of the Base Indenture, that such redemption is a partial redemption, the portion of the principal amount thereof to be redeemed, and that a replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied. The Trustee shall have no liability or responsibility to monitor such conditions or to determine their satisfaction and the Company shall advise the Trustee in writing upon satisfaction of such conditions (or failure of such conditions).

(h)              Sinking Fund. There shall be no sinking fund for the Notes.

(i)               Conversion and Exchange. The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or its Subsidiaries.

(j)               Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

(k)              Currency of the Notes. The Notes shall be denominated, and the principal thereof and interest thereon shall be payable, in Dollars.

(l)               Registered Form. The Notes will be issued in book-entry form, will be represented by one or more global notes registered in the name of DTC or its nominee and DTC (or any successor thereto or successor depositary appointed by the Company) shall be the depositary for the Notes. Sections 2.04, 2.07 and 2.11 of the Base Indenture shall apply to the Notes; provided, a global security with respect to the Notes shall be exchangeable for physical securities of such series only if: (i) DTC is at any time unwilling or unable or ineligible to continue as a depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within 90 days of the date the Company is so notified in writing; (ii) the Company executes and delivers to the Trustee a Company Order to the effect that such global securities shall be so exchangeable (and the Trustee consents thereto); or (iii) An Event of Default has occurred and is continuing with respect to the global securities and a Holder requests such exchange.

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(m)              Events of Default. All of the Events of Default set forth in clauses (a), (b), (c), (d) and (e) of Section 6.01 of the Base Indenture will apply with respect to the Notes. Notwithstanding the foregoing, because the Company will treat the Notes as Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve as then in effect and applicable to the Company, upon the occurrence of an Event of Default other than an Event of Default set forth in clause (d) or (e) of Section 6.01 of the Base Indenture, neither the Trustee nor the Holders of the Notes may accelerate the maturity of the Notes and make the principal of, and any accrued and unpaid interest on, the Notes, immediately due and payable. The last paragraph in Section 6.01 of the Base Indenture is deleted and replaced with the following text: “If an Event of Default described in clause (d) or (e) shall have occurred and be continuing, and in each and every such case, unless the principal of all the Securities of such series shall have already become due and payable, the principal amount of all the Securities (or, with respect to Original Issue Discount Securities, such lesser amount as may be specified in the terms of such Securities) shall be automatically deemed immediately due and payable.”

(n)               Waiver. Section 6.13(2) of the Base Indenture is deleted in its entirety.

(o)               Supplemental Indentures. Section 10.01 of the Base Indenture shall apply to the Notes; however, Section 10.01(g) shall be deleted in its entirety and replaced with “Reserved” and the following text shall be deemed to be inserted at the end of such Section: “Not in limitation of the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to conform the terms of the Indenture and the Notes to the description of the Notes in the prospectus supplement dated October 8, 2020 relating to the offering of the Notes; or (ii) to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).”

(p)               No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Company.

(q)               Defeasance. Section 14.02 and Section 14.03 of the Base Indenture shall not apply to the Notes.

(r)               No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (whether as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

(s)               Notices to Holders. Any notices required to be given to Holders shall be given to the Trustee. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption) to a Holder (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures from DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

(t)               Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this Supplemental Indenture, including Article IV hereof.

Article IV
SUBORDINATION OF SECURITIES

Section 4.01               Agreement of Subordination. The Company covenants and agrees, and each Holder by purchasing, holding or accepting a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article IV; and each Person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

The payment of the principal of, interest on, any Redemption Price for and any Additional Amounts with respect to the Notes shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of the Indenture or thereafter incurred, assumed or guaranteed, and that these subordination provisions are for the benefit of the holders of Senior Indebtedness.

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No provision of this Article shall prevent the occurrence of any Default or Event of Default hereunder.

Section 4.02               Subordination Provisions.

(a)          Except as otherwise specified, the Company agrees, and each Holder of the Notes by accepting the Notes agrees, that the indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Section 4.02, to the prior payment in full of all Senior Indebtedness and that the subordination is for the benefit of the holders of Senior Indebtedness.

(b)          In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company ((a) through (c), an “Insolvency Event”):

(i)                   holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the principal thereof, and premium, if any, additional amounts owing in respect thereof, if any, and interest thereon (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Indebtedness before Holders shall be entitled to receive any payment of principal of or interest on Notes;

(ii)                 until the Senior Indebtedness is paid in full in cash, any indebtedness to which Holders of the Notes or the Trustee would be entitled (except for the fees and expenses due and owing to Trustee) but for this Section 4.02 shall be made to holders of Senior Indebtedness as their interests may appear for the application to the payment thereof, except that Holders of the Notes may receive securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes; and

(iii)                the Trustee is entitled to conclusively rely upon an order or decree of a court of competent jurisdiction or a certificate of a bankruptcy trustee or other similar official for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other Company debt, the amount thereof or payable thereon and all other pertinent facts relating to the Trustee’s obligations under this Section 4.02.

(c)          In the event that, notwithstanding the foregoing provisions of this Section 4.02, the Trustee or the Holder of any of the Notes shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including by way of set-off or any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee or, as the case may be, such Holder of the Notes, in writing by the Company then and in such event such payment or distribution shall be paid over or delivered forthwith to the Trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Any taxes that have been withheld or deducted from any payment or distribution in respect of the Notes, or any taxes that ought to have been withheld or deducted from any such payment or distribution that have been remitted to the relevant taxing authority, shall not be considered to be an amount that the Trustee or the Holder of any of the Notes receives for purposes of this Section.

(d)          (i) The Company may not pay principal of, or premium, if any or interest on the Notes and may not acquire any Notes for cash or property, other than capital stock, of the Company if:

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(A)          a default (x) in the payment of principal, premium, if any, or interest, on any Senior Indebtedness beyond any applicable grace period with respect thereto occurs and is continuing or (y) arising from an Insolvency Event of the Company occurs and, in the case of both (x) and (y), holders of the Senior Indebtedness have accelerated the maturity of such Senior Indebtedness due to such event of default;

(B)          a default on Senior Indebtedness other than those referenced in clause (A) above occurs and is continuing and the holders of such Senior Indebtedness (or a Representative on their behalf) accelerate the maturity of such Senior Indebtedness; provided, that a holder, or a Representative of the holders, of such Senior Indebtedness shall have provided written notice to the Company that the holders of the Senior Indebtedness have accelerated the maturity of such Senior Indebtedness due to such event of default; or

(C)          a default under any Senior Indebtedness is the subject of judicial proceedings or the Trustee receives a notice of the default from the Company.

               (ii)          The Company may resume payments on the Notes and may acquire them when all defaults referenced in clause (d)(i) above are cured or waived or any acceleration shall have been rescinded or annulled.

(e)          In the event that any Notes are declared due and payable before their stated Maturity Date, then and in such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness or provision shall be made for such payment in cash, before the Holders of the Notes are entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) by the Company on account of the principal of, or premium, if any or interest on the Notes or on account of the purchase or other acquisition of Notes; provided, that any money deposited pursuant to Article 12 of the Base Indenture not in violation of the Indenture shall not be subject to the claims of holders of Senior Indebtedness, unless, in avoidance of doubt, it was deposited in connection with any declaration of acceleration under the Indenture.

In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee in writing or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Trustee with respect to such Senior Indebtedness.

(f)          If payment or distribution on account of the Notes of any character or security, whether in cash, securities or other property, is received by Holder, including any applicable Trustee, in contravention of any of the terms of this Section 4.02 and before all Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of holders of Senior Indebtedness or their Representatives for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full.

(g)          The Company shall promptly notify the Trustee, in writing, of any facts known to the Company that would cause a payment on the Notes to violate this Section 4.02. The Company shall provide all relevant contact, wiring and other information as the Trustee may require in order to pay over or deliver to the Representative representing the Senior Indebtedness any funds or other payment or distribution in accordance with this Section 4.02. The Trustee shall be entitled to conclusively rely on any such information provided by the Company.

(h)          After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to such Holders have been applied to the payment of Senior Indebtedness. A payment or distribution made under this Section 4.02 to holders of Senior Indebtedness which otherwise would have been made to Holders is not, as among the Company, its creditors other than the holders of Senior Indebtedness and Holders, a payment or distribution by the Company on account of the Senior Indebtedness.

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(i)          This Section 4.02 is intended solely to define the relative rights of Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing in the Indenture or in the Notes shall:

(i)                   impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of, premium, if any and interest on the Notes as and when the same shall become due and payable in accordance with their terms;

(ii)                   affect the relative rights of Holders and creditors of the Company other than holders of Senior Indebtedness;

(iii)                 prevent the Trustee or any Holder from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Indebtedness to receive payments or distributions otherwise payable to Holders or the Trustee; or

(iv)                if the Company fails because of this Section 4.02 to pay principal of, or premium, if any or interest on any of the Notes on the due date, such failure shall constitute an Event of Default under the Indenture.

(j)          No right of any holder of Senior Indebtedness to enforce the subordination of the indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with the Indenture.

(k)          The Trustee may continue to make payments on the Notes until it receives written notice of facts that would cause a payment of principal of or interest on the Notes to violate this Section 4.02. Only the Company may give the written notice. Notwithstanding anything herein to the contrary, the Company’s obligation to pay, and the Company’s payment of, the amounts required by Section 7.06 of the Base Indenture are excluded from the operation of this Section 4.02. For the sake of clarity, such payments are not subordinated to the Company’s Senior Indebtedness.

(l)          Nothing contained in this Section 4.02 or elsewhere in the Indenture or in any of the Notes shall prevent (a) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company referred to in Section 4.02(b) hereof or under the conditions described in Section 4.02(c) or 4.02(d) hereof, from making payments at any time of or on account of the principal of, or premium, if any or interest on the Notes or on account of the purchase or other acquisition of the Notes, or (b) the application by the Trustee of any money deposited with it under the Indenture to the payment of or on account of the principal of, or premium, if any or interest on the Notes or the retention of such payment by the Holders of the Notes, if, at the time of such application by the Trustee, it did not have knowledge (in accordance with Section 4.02(f) hereof) that such payment would have been prohibited by the provisions of this Section 4.02.

(m)          Each Holder of a Note by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 4.02 and appoints the Trustee his attorney-in-fact for any and all such purposes.

(n)          Upon any payment or distribution of assets of the Company referred to in this Section 4.02, the Trustee and the Holders of the Notes shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.02.

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Section 4.03               Trustee’s Relation to Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in Article 7 of the Base Indenture or elsewhere in the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article shall apply to the Company’s obligations to the Trustee under Article 7 of the Base Indenture.

With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and, subject to the provisions of Article 7 of the Base Indenture, the Trustee shall not be liable to any holder of Senior Indebtedness if it shall pay over or deliver to Holders, the Company or any other Person money or assets to which any holder of Senior Indebtedness shall be entitled by virtue of this Article or otherwise.

Section 4.04               Senior Indebtedness Entitled to Rely. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of any Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness. The holders of Senior Indebtedness (including Designated Senior Indebtedness) shall have the right to rely upon this Article, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

Section 4.05               No Impairment of Subordination. The holders of Senior Indebtedness may extend, renew, increase, modify, amend or restate the terms of the Senior Indebtedness or any security therefor and release, sell or exchange such Senior Indebtedness or security and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the parties to this Indenture or the holders of the Notes.

Article V
MISCELLANEOUS

Section 5.01               Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Supplemental Indenture, the latter provision shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or excluded, as the case may be. Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

Section 5.02               Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law). EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.03               Ratification. The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Supplemental Indenture.

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Section 5.04               Effectiveness; Duplicate Originals; Severability. The provisions of this Supplemental Indenture shall become effective as of the date hereof. The parties may execute any number of counterparts of this Supplemental Indenture. Each executed copy shall be an original, but all of them together represent the same agreement. In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05               USA PATRIOT Act. The parties hereto acknowledge that, in accordance with Section 326 of the USA PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Supplemental Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signature page follows]

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[Signature Page to First Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ORIGIN BANCORP, INC.

By:	/s/ Drake Mills
Name:	Drake Mills
Title:	Chairman, President and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wallace Duke
Name:	Wallace Duke
Title:	Vice President

EXHIBIT A

FORM OF NOTE

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (1) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND (2) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INDENTURE IDENTIFIED HEREIN).

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE (I) BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, (II) BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR (III) BY A NOMINEE OF THE DEPOSITARY OR THE DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ORIGIN BANCORP, INC.

4.50% Fixed-to-Floating Rate Subordinated Notes due 2030

No. 1	CUSIP: 68621T AA0
$80,000,000	ISIN: US68621TAA07
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ORIGIN BANCORP, INC., a Louisiana corporation (together with any successor corporation under the Indenture hereinafter referred to, the “Company”), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of EIGHTY MILLION DOLLARS ($80,000,000) on November 1, 2030 (the “Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (i) from and including October 16, 2020, to but excluding November 1, 2025, unless redeemed prior to such date (such period, the “Fixed Rate Period”), at a rate of 4.50% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2021 (each such date, a “Fixed Rate Interest Payment Date”) and (ii) from and including November 1, 2025 to, but excluding, the Stated Maturity Date, unless redeemed on or subsequent to November 1, 2025, but prior to the Stated Maturity Date (such period, the “Floating Rate Period”), at a rate equal to the Benchmark (which is expected to be Three-Month Term SOFR) plus 432 basis points, or such other rate as may be determined pursuant to the Supplemental Indenture hereinafter referred to, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on February 1, 2026, and ending on the Stated Maturity Date or earlier Redemption Date (each such date, a “Floating Rate Interest Payment Date” and, together with each Fixed Rate Interest Payment Date, each an “Interest Payment Date”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that any scheduled Interest Payment Date or the Stated Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Stated Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date). All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows.]

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[Signature Page to Trustee’s Certificate of Authentication]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually, electronically or by facsimile by its duly authorized officer.

ORIGIN BANCORP, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated and referred to in the within-mentioned Indenture.

Date of authentication:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:
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REVERSE OF NOTE

ORIGIN BANCORP, INC.

4.50% Fixed-to-Floating Rate Subordinated Notes due 2030

This Note is one of a duly authorized issue of Securities of the Company of a series designated as the “4.50% Fixed-to-Floating Rate Subordinated Notes due 2030” (the “Notes”) initially issued in an aggregate principal amount of $80,000,000 on October 16, 2020.  Such series of Securities has been established pursuant to, and is one of an indefinite number of series of subordinated debt securities of the Company issued or issuable under and pursuant to the Subordinated Indenture dated as of October 16, 2020 (the “Base Indenture” and, as the same may from time to time be amended, supplemented or otherwise modified in accordance therewith, including by the Supplemental Indenture referred to below, the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (together with any successor trustee, the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of October 16, 2020, between the Company and the Trustee (the “Supplemental Indenture”), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Persons in whose names Notes are registered from time to time and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and those set forth in this Note. To the extent that the terms, conditions and provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and provisions of this Note shall govern to the extent that such provisions of this Note are not inconsistent with (i) the provisions of the Supplemental Indenture or (ii) the provisions made part of the Indenture by reference to the Trust Indenture Act.

All capitalized terms used in this Note and not defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture. To the extent that any capitalized term used in this Note and defined herein is also defined in the Indenture but conflicts with the definition provided in the Indenture, the definition of the capitalized term in this Note shall control.

The indebtedness of the Company evidenced by the Notes, including the principal thereof, premium, if any, and interest thereon, (i) to the extent and in the manner set forth in the Indenture, is subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date hereof or hereafter incurred, on the terms and subject to the terms and conditions set forth in the Indenture, and (ii) shall rank pari passu in right of payment with all other Securities and with all other unsecured subordinated indebtedness of the Company, whether outstanding at the date hereof or hereafter issued or incurred, that is not by its terms subordinate and subject in right of payment to the prior payment in full of debentures, notes, bonds or other evidences of indebtedness of types that include the Notes. Each Holder of this Note, by the acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided.

The Notes are intended to be treated as Tier 2 Capital (or its then-equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as applicable to the Company and as the same may be amended or supplemented from time to time. If an Event of Default with respect to the Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in Article 6 of the Base Indenture and Section 3.02(m) of the Supplemental Indenture. Accordingly, the Holder has no right to accelerate the maturity of this Note in the event that the Company fails to pay interest on any of the Notes, or fails to perform any other obligations under the Notes or in the Indenture that are applicable to the Notes.

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The Company may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (the “Redemption Price”) to, but excluding, the date of redemption (the “Redemption Date”), on any Interest Payment Date on or after November 1, 2025. The Company may also, at its option, redeem the Notes before the Stated Maturity Date, in whole, but not in part, at any time, upon the occurrence of a Redemption Event. Any such redemption will be at a redemption price equal to the Redemption Price to, but excluding, the Redemption Date fixed by the Company. No redemption of the Notes by the Company prior to the Stated Maturity Date shall be made without the prior approval of the Federal Reserve if such prior approval is or will be required at the scheduled Redemption Date. The provisions of Article 3 of the Base Indenture and Section 3.02(g) of the Supplemental Indenture shall apply to the redemption of any Notes by the Company.

The Notes are not entitled to the benefit of any sinking fund. The Notes will not be subject to defeasance or covenant defeasance. The Notes are not convertible into or exchangeable for any other securities or property of the Company or any Subsidiary of the Company.

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Notes. In certain circumstances, the Indenture permits the amendment of the Notes or the Indenture without the consent of any Holders. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and to waive certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register described in Section 2.07 of the Base Indenture, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed, by the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiples of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a global note, represented by one or more permanent global certificates registered in the name of the nominee of The Depository Trust Company (each a “Global Note” and collectively, the “Global Notes”). Accordingly, unless and until it is exchanged for individual certificates, this Note may not be transferred except as a whole (i) by The Depository Trust Company (the “Depositary”) to a nominee of the Depositary, (ii) by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or (iii) by the Depositary or a nominee of the Depositary to a successor depositary or any nominee of such successor. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of persons that have accounts with the Depositary (“Participants”)) and the records of Participants (with respect to interests of persons other than Participants). Beneficial interests in Notes owned by persons that hold through Participants will be evidenced only by, and transfers of such beneficial interests with such Participants will be effected only through, records maintained by such Participants. Except as provided below, owners of beneficial interests in this Note will not be entitled to have any individual certificates and will not be considered the owners or Holders thereof under the Indenture.

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Except in the limited circumstances set forth in the Base Indenture, Participants and owners of beneficial interests in the Global Notes will not be entitled to receive Notes in the form of individual certificates and will not be considered Holders. None of the Company, the Trustee, the Security Registrar, the Paying Agent or any of their respective agents will be liable for any delay by the Depositary, its nominee or any direct or indirect Participant in identifying the beneficial owners of the related Notes. The Company, the Trustee, the Security Registrar, the Paying Agent and each of their respective agents may conclusively rely on, and will be protected in relying on, instructions from the Depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Except as provided in Article 2 of the Base Indenture or Section 3.02(l) of the Supplemental Indenture, beneficial owners of Global Notes will not be entitled to receive physical delivery of Notes in the form of individual certificates, and no Global Note will be exchangeable except for another Global Note of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Notes.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to those persons may be limited. In addition, because the Depositary can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in the Depositary’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of an individual certificate in respect of such interest. None of the Company, the Trustee, the Paying Agent and the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

The Trustee will act as the Company’s Paying Agent with respect to the Notes through its Corporate Trust Office presently located at US Bank Global Corporate Trust, 333 Commerce Street, Suite 800, Nashville, Tennessee 37201, Attention Wally Jones.  The Company may at any time rescind the designation of a Paying Agent, appoint a successor Paying Agent, or approve a change in the office through which any Paying Agent acts.

Notices to the Holders of individual certificates will be given to such Holders at their respective addresses in the Register, or in the case of Global Notes, electronic delivery in accordance with DTC’s applicable procedures.

The Indenture contains provisions setting forth certain conditions to the institution of proceedings by the Holders of Notes with respect to the Indenture or for any remedy under the Indenture.

This Note shall be governed by and construed in accordance with the law of the state of New York without reference to its principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law).

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP number for the Series of Securities of which the Notes are a part to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

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ASSIGNMENT FORM

To assign the within Security, fill in the form below:

I or we assign and transfer the within Security to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint the Trustee as agent to transfer this Security on the books of ORIGIN BANCORP, INC. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.